News

400 Somerset St., New Brunswick, NJ 08901
732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, April 27, 2009 – Magyar Bancorp (NASDAQ: MGYR) (the “Company”), parent company of Magyar Bank, reported today the results of its operations for the three and six months ended March 31, 2009.

The Company reported net income of $409,000 for the three months ended March 31, 2009, compared to a net loss of $298,000 for the three months ended March 31, 2008.  The Company’s net loss for the six months ended March 31, 2009 was $3.4 million, compared to a net loss of $156,000 for the six months ended March 31, 2008.

The Company reported basic and diluted earnings per share of $0.07 for the three months ended March 31, 2009 and basic and diluted losses per share of $0.60 for the six months ended March 31, 2009. For the three and six months ended March 31, 2008, the basic and diluted losses per share were $0.05 and $0.03, respectively.

“While the current recession and housing market downturn will continue to present challenges to Magyar Bancorp in 2009, our focus on positioning the Company to benefit from the eventual economic turnaround has produced results,” stated Elizabeth E. Hance, President and Chief Executive Officer. “We have seen a significant increase in deposits during the six months of our fiscal year, specifically in low cost checking and savings accounts, and we have been able to capitalize on residential and commercial lending opportunities. Together, we expect these efforts to enhance the Company’s net interest margin in the remaining half of our fiscal year. In addition, Magyar continues to play its part in assisting in the economic recovery, extending $26 million in residential and commercial loans to residents and businesses throughout Central New Jersey during the past six months.”

Results from Operations

Net income increased $707,000 for the three-month period ended March 31, 2009 compared with the three-month period ended March 31, 2008 due to gains on the sales of investment securities, which were $772,000 during the three months ended March 31, 2009, compared with losses on the sales of investment securities of $19,000 during the three months ended March 31, 2008.

The Company’s net interest margin decreased by 36 basis points to 2.76% for the quarter ended March 31, 2009 compared to 3.12% for the quarter ended March 31, 2008. The yield on interest-earning assets fell 119 basis points to 5.28% for the three months ended March 31, 2009 from 6.47% for the three months ended March 31, 2008 primarily due to reductions in the Prime Rate during the last twelve months totaling 325 basis points, of which 175 basis points occurred during the Company’s first fiscal quarter.  The yield on assets was also lower in the current quarter due to higher levels of non-performing assets. The cost of interest-bearing liabilities fell 92 basis points to 2.69% for the three months ended March 31, 2009 from 3.61% for the three months ended March 31, 2008.

The Company’s net interest and dividend income decreased $33,000, or 1.0%, to $3.4 million during the quarter ended March 31, 2009 from $3.5 million during the quarter ended March 31, 2008. Interest and dividend income decreased $597,000, or 8.3%, to $6.6 million for the three months ended March 31, 2009 from $7.2 million for the three months ended March 31, 2008. An increase in average interest-earning assets of $54.3 million, or 12.2%, was more than offset by a decrease in the yield on such assets of 119 basis points to 5.28% for the quarter ended March 31, 2009 compared with the prior year period. Interest expense decreased $564,000, or 15.2%, to $3.1 million for the three months ended March 31, 2009 from $3.7 million for the three months ended March 31, 2008. While the average balance of interest-bearing liabilities increased $57.0 million between the two periods, the cost on such liabilities fell 92 basis points to 2.69% for the quarter ended March 31, 2009 compared with the prior year period.

The provision for loan losses was $411,000 for the three months ended March 31, 2009 compared to $391,000 for the three months ended March 31, 2008. Net charge-offs were $1.8 million for the three months ended March 31, 2009 compared to $317,000 for the three months ended March 31, 2008.

The higher level of loan charge-offs resulted from depreciation in the values of real estate collateral securing commercial and construction loans due to the current adverse economic environment. Using updated appraised values on real estate securing non-performing loans, net of anticipated disposal costs, the Bank decreased its allowance for loan loss by reducing the carrying value of four loans totaling $4.4 million by $1.7 million during the three months ended March 31, 2009. In addition to these charge-offs the Bank accepted a short-sale on a $1.7 million construction loan that resulted in a $19,000 reduction in the allowance for loan loss.

Non-interest income increased $783,000, or 244%, to $1.1 million during the three months ended March 31, 2009 compared to $321,000 for the three months ended March 31, 2008. The increase was attributable to $772,000 in gains on the sales of investment securities during the three months ended March 31, 2009. The gains resulted from sales of mortgage-backed securities and municipal bonds in the current lower interest rate environment.

Non-interest expense decreased $50,000, or 1.3%, to $3.7 million during the three months ended March 31, 2009 compared to the three month period ended March 31, 2008. A decrease in compensation and employee benefit expenses of $169,000, or 7.5%, during the three months ended March 31, 2009 compared with the prior year period was largely offset by increased FDIC insurance premiums paid between the two periods. Included with Other Expenses was $165,000 for FDIC premiums for the three months ended March 31, 2009, compared with $64,000 for the prior year period. In the wake of mounting bank failures, the FDIC has increased premiums for all insured institutions.

The Company recorded tax expense of $25,000 for the three months ended March 31, 2009, compared with a tax benefit of $48,000 for the three months ended March 31, 2008. Where applicable, deferred tax assets are reduced by a valuation allowance for any portions determined not likely to be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences are deductible and carry forwards are available. Due to the uncertainty of the Company's ability to realize the benefit of the deferred tax assets, the net deferred tax assets were fully offset by a valuation allowance at March 31, 2009.

Balance Sheet Comparison

Total assets increased $14.3 million, or 2.6%, to $557.1 million during the three months ended March 31, 2009 and $42.8 million, or 8.3%, during the six months ended March 31, 2009. The fiscal year-to-date growth was distributed among net loans receivable, which increased $26.2 million, or 6.5%, investment securities, which increased $8.2 million, or 13.9%, and cash balances, which increased $6.5 million, or 129%.

Total loans receivable at March 31, 2009 were comprised of $166.8 million (38.0%) one-to-four family residential mortgage loans, $97.4 million (22.2%) commercial real estate loans, $95.9 million (21.9%) construction loans, $44.9 million (10.3%) commercial business loans, $19.3 million (4.4%) home equity lines of credit and $14.2 million (3.2%) other loans. Growth during the six months ended March 31, 2009 occurred primarily in one-to-four family residential mortgage and commercial business loans, both of which increased $8.9 million, followed by $4.5 million in commercial real estate loans, $3.4 million in home equity lines of credit, and $3.1 million in construction loans.

Non-performing loans increased by $2.1 million to $23.9 million at March 31, 2009 from $21.8 million at December 31, 2008 and by $3.9 million from September 30, 2008. The increase during the three months ended March 31, 2009 resulted from five loans secured by first lien residential mortgages totaling $1.1 million and four commercial business loans totaling $934,000. The ratio of non-performing loans to total loans was 5.44% at March 31, 2009 compared to 4.89% at September 30, 2008.

The allowance for loan losses increased by $1.7 million to $6.2 million at March 31, 2009 from $4.5 million at September 30, 2008. The increase was the result of $4.4 million in provisions for loan loss, partially offset by $2.7 million in net loan charge-offs. The increase in the allowance was primarily attributable to the higher current year provision for loan losses which reflected the overall growth in the loan portfolio, higher levels of non-performing loans, adverse economic conditions that resulted in depreciation of collateral values securing construction and commercial loans, and higher levels of loan charge-offs.

The allowance for loan losses as a percentage of non-performing loans was 25.8% at March 31, 2009 compared with 22.4% at September 30, 2008. At March 31, 2009, the Company’s allowance for loan losses as a percentage of total loans was 1.40% compared with 1.10% at September 30, 2008. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the possible continuation of the current adverse economic environment.

Other real estate owned decreased $300,000 to $5.6 million at March 31, 2009 from $5.9 million at December 31, 2008 and increased $900,000 from $4.7 million at September 30, 2008. The Company owned a former banquet facility in Lodi, NJ in the amount of $2.2 million at March 31, 2009 that was foreclosed on in December 2008 and has contracted a broker to market the property for sale. Also included in other real estate owned were six residential lots located in Rumson, NJ in the amount of $3.4 million at March 31, 2009. The Company had three contracts of sale to purchase the lots and received $914,000 and $1.2 million in down-payments during the three and six months ended March 31, 2009, respectively.

At March 31, 2009, investment securities were $67.2 million, reflecting an increase of $8.2 million, or 13.9%, from September 30, 2008. Investment securities consisted of $64.7 million of mortgage-backed securities, $2.3 million of U.S. Government and Agency obligations, and $122,000 of municipal bonds.

The mortgage-backed securities are collateralized by mortgage loans that meet agency conforming standards and do not contain sub-prime mortgage loans.

Total deposits grew $55.5 million, or 14.8%, to $431.0 million during the six months ended March 31, 2009. The growth in deposits occurred in certificates of deposit (including individual retirement accounts), which increased $25.8 million to $232.6 million, savings accounts, which increased $16.7 million to $50.8 million, interest-bearing checking account balances, which increased $6.1 million to $42.3 million, non-interest-checking account balances, which increased $5.6 million to $30.3 million, and money market account balances, which increased $1.3 million to $75.1 million. Deposits accounted for 77.4% of total assets and 99.7% of loans receivable, net of allowance for loan losses at March 31, 2009.

Included with the total deposits at March 31, 2009 were $21.7 million in Certificate of Deposit Account Registry Service (CDARS) reciprocal certificates of deposit and $8.7 million in brokered certificates of deposit.

Deposit inflows allowed the Company to decrease its borrowings $14.1 million during the six months ended March 31, 2009 to $73.9 million, or 13.3% of assets.

During the six months ended March 31, 2009, the Company repurchased 9,600 shares at an average price of $6.43. Through March 31, 2009, the Company had repurchased 66,970 shares at an average price of $9.39 pursuant to the second stock repurchase plan which has reduced outstanding shares to 5,767,434.

The Company’s book value per share decreased to $7.45 at March 31, 2009 from $8.52 at September 30, 2008. The decrease was the result of the Company’s results from operations, partially offset by the reduction of shares outstanding during the six month period.

About Magyar Bancorp
Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey for over 86 years with a complete line of financial products and services.  Today, Magyar operates five branch locations in New Brunswick (2), North Brunswick, South Brunswick and Branchburg. Please visit us online at www.magbank.com.

Forward-Looking Statements
This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms.  Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY
Selected Financial Data
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
	(Unaudited)
Income Statement Data:
Interest and dividend income	$6,576	$7,173	$13,224	$14,787
Interest expense	3,140	3,704	6,392	7,753
Net interest and dividend income	3,436	3,469	6,832	7,034
Provision for loan losses	411	391	4,413	614
Net interest and dividend income after
provision for loan losses	3,025	3,078	2,419	6,420
Non-interest income	1,104	321	1,420	661
Non-interest expense	3,695	3,745	7,246	7,265
Income (loss) before income tax expense	434	(346)	(3,407)	(184)
Income tax expense (benefit)	25	(48)	44	(28)
Net income (loss)	$409	$(298)	$(3,451)	$(156)

Per Share Data:
Basic earnings (losses) per share	$0.07	$(0.05)	$(0.60)	$(0.03)
Diluted earnings (losses) per share	$0.07	$(0.05)	$(0.60)	$(0.03)
Book value per share, at or for the period of	$7.45	$8.52	$7.45	$8.52

Selected Ratios (annualized):
Return on average assets	0.30%	-0.24%	-1.28%	-0.06%
Return on average equity	3.50%	-2.41%	-16.20%	-0.64%
Net interest margin	2.76%	3.12%	2.76%	3.18%

	At or For the Period Ended
	March 31,	September 30,
	2009	2008
Balance Sheet Data:	(Unaudited)
Assets	$557,059	$514,272
Loans receivable	438,559	410,651
Allowance for loan losses	6,161	4,502
Investment securities - available for sale, at fair value	43,514	49,326
Investment securities - held to maturity, at cost	23,643	9,618
Deposits	431,027	375,560
Borrowings	73,858	87,934
Shareholders' Equity	42,940	45,826

Asset Quality Data:
Non-performing loans	$23,868	$20,068
REO property	5,619	4,666
Allowance for loan losses to non-performing loans	25.81%	22.43%
Allowance for loan losses to total loans receivable	1.40%	1.10%
Non-performing loans to total loans receivable	5.44%	4.89%
Non-performing assets to total assets	5.29%	4.81%
Non-performing assets to total equity	68.67%	53.97%